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                                                                    Exhibit 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors and Stockholders
Daleen Technologies, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-74234) on Form S-8 of Daleen Technologies, Inc. of our report dated February 2, 2004, except as to note 18(a), which is as of March 1, 2004, relating to the consolidated balance sheets of Daleen Technologies, Inc. and Subsidiaries (the Company) as of December 31, 2002 and 2003, and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the December 31, 2003, annual report on Form 10-K of the Company.

Our report dated February 2, 2004, except as to note 18(a), which is as of March 1, 2004, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit of $214.5 million at December 31, 2003. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in note 1(m) to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in 2002.

                                                      /s/ KPMG LLP

Miami, Florida
March 17, 2004